Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Safety Shot, Inc.

(Exact name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
												Filing Fee
												Previously Paid
												in
												Connection
												with
					Proposed						Carry	Unsold
					Maximum	Maximum			Carry	Carry	Forward	Securities
		Security	Fee		Offering	Aggregate		Amount of	Forward	Forward	Initial	to be
	Security	Class	Calculation	Amount	Price Per	Offering		Registration	Form	File	Effective	Carried
	Type	Title	Rule	Registered(1)	Unit(2)	Price	Fee Rate	Fee(2)	Type	Number	Date	Forward

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	1,098,029	$1.24	$1,361,555.96	0.0001476	$200.97
Fees to Be Paid	Other	Warrants(3)	Rule 457(o)	800,000
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share underlying Warrants(3)	Rule 457(o)	800,000	$1.24	$992,000.00	0.0001476	$146.42
	Table 2 – Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$2,353,555.96
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$347.38

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) With respect to the shares of common stock offered by the selling stockholders named herein, the offering price has been estimated at the last reported sale price of our common stock was $1.24 per share on September 20, 2024, for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3) In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.